June 3, 2026

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Media Relations    ALKinvestorrelations@alaskaair.com
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Alaska Air Group announces Mike Sievert, the telecom executive behind T-Mobile's disruptive growth and innovation, will join board of directors
Sievert brings a track record of value creation, brand strength and deep ties to the Seattle business community. He’s also a licensed pilot.

SEATTLE — Alaska Air Group, Inc. announced today the appointment of Mike Sievert to the company’s board of directors. Sievert is the former CEO of T-Mobile, where he currently serves as vice chairman of the board of directors.

In his time as CEO, T-Mobile significantly increased its market value while strengthening its position in the U.S. wireless industry and improving customer loyalty and satisfaction.

“Mike is a proven leader who understands how to grow a business, strengthen customer relationships and execute at a global scale,” said Board Chair Patty Bedient. “His experience leading a highly competitive, customer-focused company, combined with his strong connection to Seattle, will make him a valuable addition to our board.”

Sievert led a period of significant value creation at T-Mobile, with the company’s market value increasing from about $60 billion to about $260 billion during his time. He oversaw sustained growth relative to competitors in the U.S. wireless industry while strengthening customer loyalty and satisfaction. Sievert joined T-Mobile in 2012 as chief marketing officer, when the company’s market value was less than $10 billion.

Sievert brings strong ties to the Seattle business community. He has lived in the region since 2002, and serves on the Starbucks board of directors. Sievert is also a licensed pilot and longtime aviation enthusiast, flying his amphibious seaplane all around the Pacific Northwest.

“I’ve long admired Alaska’s focus on operational performance and doing the right thing for their guests,” Sievert said. “I’m looking forward to contributing to the airline’s continued growth and helping strengthen its position as a global airline.”

Before joining T-Mobile in 2012, Sievert held leadership roles at Microsoft, AT&T, E*TRADE, IBM and Procter & Gamble. He earned a bachelor’s degree in economics from the Wharton School of the University of Pennsylvania.

With Sievert’s appointment, the board has 10 independent director seats. CEO Ben Minicucci serves on the board as a non-independent director. Sievert will serve on the Innovation and Safety committees. Alaska Air Group directors serve one-year terms upon election at the company’s annual meeting of stockholders.
About Alaska Air Group
Alaska Airlines, Hawaiian Airlines and Horizon Air are subsidiaries of Alaska Air Group, and McGee Air Services is a subsidiary of Alaska Airlines. We are a global airline with hubs in Seattle, Honolulu, Portland, Anchorage, Los Angeles, San Diego and San Francisco. We deliver remarkable care as we fly our guests to more than 140 destinations throughout North America, Latin America, Asia, the Pacific and Europe. Guests can book travel at alaskaair.com and hawaiianairlines.com. Alaska and Hawaiian are members of the oneworld alliance. Members of our Atmos Rewards loyalty program can earn and redeem points with oneworld airlines and our additional global partners that serve over 1,000 worldwide destinations. Learn more about what’s happening at Alaska and Hawaiian at news.alaskaair.com. Alaska Air Group is traded on the New York Stock Exchange (NYSE) as “ALK.”

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